EXHIBIT 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION ANNOUNCES REDEMPTION OF ITS 4.0%
CONTINGENT CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2023
Ann Arbor, Michigan — August 21, 2008
     Kaydon Corporation (NYSE:KDN) today announced that it is exercising its right to redeem all of its outstanding 4.0% Contingent Convertible Senior Subordinated Notes Due 2023 (the “Notes”). The Notes will be redeemed on September 22, 2008 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, including contingent interest, to but excluding September 22, 2008. This press release does not constitute a notice of redemption of the Notes. The redemption is being made solely pursuant to Kaydon’s Notice of Redemption dated August 21, 2008, which will be delivered to the holders of the Notes by U. S. Bank, the trustee under the indenture governing the Notes.
     The Notes may be converted at any time before 5:00 p.m., New York City time, on September 18, 2008, the second business day prior to the redemption date, in accordance with the terms and conditions set forth in the indenture and the Notes. The Notes are convertible into Kaydon’s common shares at a rate of 34.2936 common shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. This is equal to a conversion price of approximately $29.16 per common share.
     Questions regarding the redemption or requests for copies of the redemption notice should be directed to U. S. Bank, the trustee under the indenture governing the Notes, at U.S. Bank, Corporate Trust Services, 60 Livingston Avenue, 1st Fl — Bond Drop Window, St. Paul MN 55107, Attention: Bondholder Communications, or 1-800-934-6802.
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
Contact:
Peter C. DeChants
Senior Vice President — Corporate Development and Strategy, and Treasurer
734-680-2009